Exhibit 10.78

FOURTH AMENDMENT TO SUBLEASE AGREEMENT

THIS FOURTH AMENDMENT TO SUBLEASE AGREEMENT (this “Fourth Amendment”) is made and entered into this      day of February, 2009, by and between COMSTOCK ASSET MANAGEMENT, L.C., a Virginia limited liability company (hereinafter referred to as “Sublandlord”); and COMSTOCK HOMES OF WASHINGTON, L.C., a Virginia limited liability company (hereinafter referred to as “Subtenant”).

WHEREAS, Sublandlord and Subtenant are parties to an Agreement of Sublease dated October 1, 2004 (the “Original Sublease”), as amended by a certain First Amendment to Sublease Agreement dated August 1, 2005, and further amended by a certain Second Amendment to Sublease Agreement dated April 12, 2007, and further amended by a certain Third Amendment to Sublease Agreement dated October 31, 2007, for the sublease of certain Sublease Premises as defined in the Original Sublease, as amended. The Original Sublease as amended is hereby referred to as the “Sublease.”

WHEREAS, Subtenant has requested to surrender certain space and to modify certain other terms of the Sublease.

WHEREAS, the Sublandlord has agreed to Subtenant’s request, subject to the terms and conditions contained herein.

WHEREAS, the parties desire otherwise to further amend certain terms and conditions of the Sublease, and have agreed to the terms contained herein.

NOW, THEREFORE, for and in consideration of the mutual promises of the parties herein contained, the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Sublease as follows:

1. Vacated Premises. No later than February 20, 2009, Subtenant shall promptly vacate and surrender that portion of the Sublease Premises located on the 6th floor of the Building and consisting of 1,377 rentable square feet of office space, previously identified as in the Third Amendment as the Additional Premises (herein, the “Vacated Premises”) in accordance with the requirements set forth in Section 9.D of the Original Sublease. The date of such surrender shall be confirmed in writing by the Sublandlord (“Surrender Date”). As of the Surrender Date, (i) Subtenant shall be relieved of all obligations and liabilities for the Vacated Premises, including payment of Basic Rent and all expense pass throughs, except that Subtenant shall pay (a) the Base Rent for March 2009, and (b) a termination fee of Fifty Thousand Dollars ($50,000) (“Termination Fee”), which shall be payable in monthly installments of Five Thousand Dollars ($5,000) each due as and when payments of Base Rent are due under the Sublease, for the next ten (10) calendar months (“Termination Fee Installment”) beginning March 1, 2009 (i.e., through December 2009); (ii) the “Sublease Premises” shall thereafter be defined as the 15,714 rentable square feet of office space located on the 5th floor of the Building; and (iii) Subtenant shall be responsible for Seventeen and 61/100ths percent (17.61%) (15,714 rentable square feet of the Sublease Premises divided by 89,221 rentable square feet in the Building) of any operating expense pass-throughs for the Building, subject to and in accordance with Section 7 of the Original Sublease and Section 3(b) of the Prime Lease.

2. Rent. As of April 1, 2009, the rent calculation tables contained in the Existing Sublease shall be deleted in their entirety and in lieu thereof the following shall be inserted:

Total Basic Rent Under Comstock Sublease - 15,714 RSF

Monthly Rent	Annual Rent	Rent/SF	Starts	Ends
$41,812.34	$501,748.02	$31.93	4/1/09	9/30/09
$43,069.46	$516,833.46	$32.89	10/1/09	9/30/10
$44,365.86	$532,390.32	$33.88	10/1/10	9/30/11

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Provided, however, that if Subtenant has not timely vacated and surrendered the Vacated Premises in accordance with Section 1 above, then this rent calculation table will not be effective until the first day of the calendar month next following vacation and surrender of the Vacated Premises.

3. Parking. As of April 1, 2009, “Exhibit D” to the Existing Sublease shall be deleted in its entirety and replaced with Exhibit D attached hereto and incorporated herein, showing the number of parking spaces and the location of reserved parking spaces, if any, available for Subtenant’s use under the current parking program for the Building.

4. Services Agreement. Subtenant and Sublandlord are concurrently entering into a certain “Services Agreement” attached hereto and incorporated herein as Exhibit A whereby Subtenant will provide, or cause to be provided, to Sublandlord certain development, property management and other services in accordance with the terms and conditions set forth therein and Sublandlord will pay to Subtenant a “Management Fee” (as defined therein). The Management Fee due by Sublandlord under the Services Agreement to Subtenant is intended to and shall offset the monthly Termination Fee Installment; provided, that if the Services Agreement is terminated before the entire Termination Fee is paid, then Subtenant shall pay the remaining balance of the Termination Fee in accordance with Section 1 above. The parties agree that execution of the Services Agreement is a material inducement for entering into this Fourth Amendment.

5. Ratification. The Sublease is otherwise ratified and reaffirmed in all respects, and all terms and conditions thereof unless otherwise modified by this Fourth Amendment are in full force and effect. If there are any conflicts between the terms of the Sublease and this Fourth Amendment, then this Fourth Amendment shall control.

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6. Miscellaneous. Unless otherwise stated herein, all terms defined in the Existing Sublease shall have the same meaning when used in this Fourth Amendment. This Fourth Amendment may be executed in counterparts all of which when taken together shall constitute one instrument binding upon all parties thereto.

WITNESS the following signatures and seals:

SUBLANDLORD:
COMSTOCK ASSET MANAGEMENT, L.C. a Virginia limited liability company

	By:	(SEAL)
WITNESS	Christopher D. Clemente Managing Member

                    , 2009

DATE

SUBTENANT:
COMSTOCK HOMES OF WASHINGTON, L.C.
	By:	Comstock Homebuilding Companies, Inc.

	By:		(SEAL)
WITNESS		Bruce Labovitz Chief Financial Officer

                    , 2009

DATE

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11465 SH I, LC as Landlord under the Prime Lease, hereby consents to the foregoing Fourth Amendment to Sublease Agreement between Comstock Asset Management, L.C. and Comstock Homes of Washington, L.C. and the terms and conditions hereunder. Landlord’s consent herein shall not modify or affect the Prime Lease or relieve Sublandlord from any liability hereunder.

LANDLORD: 11465 SH I, LC

	By:		(SEAL)
WITNESS		Christopher D. Clemente Managing Member

                    , 2009

DATE

Attachments

Exhibit A             Services Agreement

Exhibit C             Office Furniture and/or Equipment

Exhibit D             Number and Location of Parking Spaces

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EXHIBIT A

SERVICES AGREEMENT

[attached]

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SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made as of the      day of February, 2009 (“Effective Date”), by and between COMSTOCK HOMES OF WASHINGTON, L.C., a Virginia limited liability company (“Comstock”), and COMSTOCK ASSET MANAGEMENT, L.C., a Virginia limited liability company (“CAM”).

W I T N E S S E T H :

WHEREAS, Comstock and CAM are parties to an Agreement of Sublease dated October 1, 2004 (the “Original Sublease”), as amended by a certain First Amendment to Sublease Agreement dated August 1, 2005, and further amended by a certain Second Amendment to Sublease Agreement dated April 12, 2007, and further amended by a certain Third Amendment to Sublease Agreement dated October 31, 2007, for the sublease of certain Sublease Premises as defined in the Original Sublease, as amended. The Original Sublease as amended is hereby referred to as the “Sublease”;

WHEREAS, in accordance with a certain Fourth Amendment to Sublease Agreement (“Fourth Amendment”), executed simultaneously herewith, Comstock has agreed to pay a “Termination Fee” in monthly installments, known as the “Termination Fee Installments”, as those terms are defined in the Fourth Amendment, over ten (10) calendar months to CAM for surrender of certain property under the Sublease;

WHEREAS, as a material inducement to enter into the Fourth Amendment, Comstock and CAM agreed to enter into a services agreement as set forth herein;

WHEREAS, CAM is agent for, or has contracted to provide development and property management services to, the owner(s) of certain real properties in the Washington, DC metropolitan area (each, a “Property”);

WHEREAS, Comstock is experienced in providing development and property management services, as well as IT and similar office support services;

WHEREAS, CAM desires to hire Comstock to perform such services on its behalf, subject to the terms and conditions contained herein; and

WHEREAS, Comstock desires to perform such services for CAM, subject to the terms and conditions of this Agreement.

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NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreement of the parties contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Scope of the Work

1.01 Acting as a consultant for CAM and at its written request, Comstock will undertake and perform for CAM, subject to staffing and workload availability, any or all the following responsibilities set forth in this Section 1.01 which CAM in its discretion may delegate or assign to Comstock by written request with respect to any Property (or with respect to CAM’s offices), as applicable (the ”Work”):

A. Plan/Product Design and Management. In conjunction with land planners, architects and engineers, Comstock shall review and comment upon any and all design drawings, product specifications and shop drawings submitted by such professionals and by other contractors for a Property or portions thereof.

B. Governmental Approvals. Based on conceptual plans approved by CAM, Comstock shall coordinate and submit engineering plans for a Property or portions thereof, monitor the approval processes with the applicable governmental authority in order to seek final approvals for lot or unit yield and F.A.R. densities, provide for vested rights regarding the intended uses of a Property and prepare and submit bonding applications required as a prerequisite to development of a Property.

C. Solicit and Evaluate Development Bids. Comstock shall solicit and evaluate bids for the development and/or improvement of a Property or portions thereof (including without limitation tenant improvements of individual suites therein), as applicable, from qualified contractors and make recommendations to CAM regarding the selection of the contractors.

D. Development and Improvement of a Property. Comstock agrees to perform and complete all functions attendant to the management of the following items for a Property: (i) installation of all road infrastructure over time required to service the Property; (ii) installation of all utilities over time reasonably necessary to commence construction of improvements on the Property; (iii) installation of all tenant improvements within individual suites or elsewhere within the Property, as directed by CAM.

E. Legal, Accounting Marketing Services. If expressly directed by CAM, Comstock, on behalf of CAM, shall assist in the performance of requisite legal, accounting and/or marketing services required as a result of the prosecution of the Work unless such legal work would constitute a conflict of interest for either party. If a conflict of interest exists, such conflict of interest may be waived upon request by either party and receipt by both parties of a written waiver of such conflict.

F. IT Services & Support. Comstock shall provide CAM’s voice and data technology services and such other similar office services and support as may be reasonably requested by CAM.

Notwithstanding the foregoing or any other mutually-agreed upon description of the Work, it is expressly agreed by the parties hereto that (x) Comstock shall not be responsible for any out-of-pocket or third party costs associated with the Work being performed, (y) Comstock is not guaranteeing the Work and is not guaranteeing that the Work will be prosecuted within any particular timelines that may be established as part of the Work, and (z) CAM shall have approval authority over all Work prior to submission to a third party or governmental agency.

ARTICLE II

Exclusions from Scope of the Work

2.01 The scope of the Work listed in Article I is not an exhaustive list, but the Work shall in no event include the following items:

A. Procurement of leasing agreements related to the retail or commercial space for any Property or the administration of any such agreements;

B. Management duties associated with a master or neighborhood property owners associations for any Property; or

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C. Management duties associated with completed commercial or investment properties within any Property (which shall not include duties relating to the fit out of tenant spaces within a Property, which is expressly contemplated herein).

ARTICLE III

Term

3.01. Term. This Agreement shall remain in effect for ten (10) full calendar months from the Effective Date of this Agreement (i.e., through December 31, 2009) (“Initial Term”), unless terminated earlier as provided herein. If this Agreement is not terminated prior to the expiration of the Initial Term, this Agreement shall automatically renew on a month-to-month basis until terminated as provided herein.

ARTICLE IV

Compensation

4.01 Management Fee. In consideration for the performance of the Work under this Agreement, CAM agrees to pay to Comstock, or any designated affiliate, and Comstock agrees to accept from CAM, the amount of Five Thousand Dollars ($5,000) per month as a management fee (the “Management Fee”). The Management Fee shall be due and payable by the fifth day of each month during the Initial Term, beginning on March 1, 2009, and shall continue on a monthly basis thereafter until termination of the Agreement in accordance with the terms hereof. If Comstock believes that it will perform work exceeding the Management Fee in any one-month period, Comstock shall so advise CAM and CAM shall either (y) authorize in writing Comstock to perform Work in excess of the Management Fee, or (z) notify Comstock to cease any further Work for that month. Notwithstanding any provision hereof the contrary, in no event shall Comstock perform any Work in excess of the Management Fee that is not authorized by CAM. Work exceeding the Management Fee in any one month period, as authorized by CAM, shall be performed on an hourly basis of 125% of the hourly salary of such employee(s) utilized to perform the Work (“Hourly Fee”). Hourly Fees shall be paid to Comstock by CAM in the same manner as Vendor fees (pursuant to Section 4.04 below) or, upon written agreement of the parties, shall be set off against the Termination Fee. Hourly Fees shall also be due in the event a new employee(s) is hired for the prosecution of the Work hereunder.

4.02 Responsibility of Employees. Comstock shall be responsible for all staffing decisions and the payment of the salaries of its officers and employees performing the Work, subject to Paragraph 4.01 herein. In its sole discretion, Comstock may increase or maintain its staff to service CAM. In the case where CAM desires a particular employee of Comstock to perform Work for CAM’s benefit, CAM may make a written request to Gregory Benson, President of Comstock, for assignment of such employee to perform Work for CAM; however, such request may be accepted or rejected by Comstock in its sole discretion.

4.03 Setoff of Management Fee. As provided in Paragraph 4.01 herein, the Management Fee shall be payable on a monthly basis; provided, however, that CAM shall be entitled to set off against each monthly payment of the Management Fee coming due a corresponding amount of the Termination Fee until such Termination Fee is fully applied to payment of the Management Fee due hereunder. If either party terminates this Agreement prior to the expiration of the Initial Term, all Management Fees and Hourly Fees due to Comstock shall be applied to the Termination Fee, whether paid or unpaid.

4.04 Third Party Vendors and Reimbursements.

A. Certain services related to a Property may be provided by third party vendors (“Vendors”) under the management of Comstock. Comstock shall obtain prior written approval from CAM before engaging Vendors to perform services totaling over Five Hundred Dollars ($500). Vendor fees shall be billed to

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and payable by CAM, and in no event shall the Vendor fees be deducted from the Management Fee. The Vendors shall include, but are not limited to, land planners, civil engineers, architects, consultants, contractors and sub-contractors.

B. CAM shall be responsible for the reimbursement of all of Comstock’s out-of-pocket expenses actually incurred and submitted to CAM in the prosecution of the Work, including without limitation, fees of Vendors in cases where Comstock pays a Vendor and seeks reimbursement from CAM, payment of which shall occur within fifteen (15) days from the end of the month in which an expense report is received by CAM, accompanied by copies of paid invoices and such other documentation as CAM may reasonably request.

ARTICLE V

Termination

5.01. Either CAM or Comstock may terminate this Agreement, with or without cause, upon ten (10) days written notice to the other party during the Initial Term or any time thereafter (“Termination Notice”). CAM shall be responsible for payment of the Management Fee (subject to setoff pursuant to Section 4.03) and Vendor fees for Work performed through the date of termination of this Agreement. If Comstock terminates this Agreement prior to the expiration of the Initial Term, Comstock shall pay to CAM the remaining Termination Fee Installments as provided in the Fourth Amendment. Until the effective date of termination set forth in a Termination Notice, Comstock shall continue to perform the Work under this Agreement. Upon termination, neither party shall have any liability to each other related to the Work or any provisions of this Agreement.

ARTICLE VI

Assignment and Sub-Contracting

6.01 Comstock may assign or transfer this Agreement to a parent or affiliated entity provided all rights and obligations are transferred therewith and notwithstanding CAM’s acceptance of performance hereunder by such assignee or transferee, such assignment or transfer will not relieve Comstock of its primary liability hereunder.

ARTICLE VII

Independent Contractor Status

7.01 The parties to this Agreement agree that the relationship of Comstock to CAM is that of independent contractor. Except as otherwise stated in this Agreement, no agency is created by this Agreement, and the employees and agents of Comstock are not to be considered as employees or agents of CAM, and shall not enter into any vendor agreements without the prior consent of CAM.

ARTICLE VIII

Compliance with Non-Discrimination Laws; Employment

8.01 Comstock shall comply with all federal, State and County laws, codes, ordinances and regulations requiring non-discrimination in employment and in the provision of services.

8.02 Without the prior written consent of Comstock, CAM shall not offer employment to any employee of Comstock prior to Comstock’s termination of the employment of such person.

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ARTICLE IX

Entire Agreement

9.01 Except as otherwise stated in this Agreement, this Agreement constitutes the entire agreement of the parties with respect to the matters dealt with herein.

ARTICLE X

Indemnification

10.01 Comstock shall hold CAM harmless from, and indemnify CAM against loss, personal injury or death resulting from the gross negligence or willful act of any employee or agent or Contractor of Comstock, but not from the gross negligence or willful act of any employee, agent or Contractor of CAM. CAM shall hold Comstock harmless from, and indemnify Comstock against, any claims made by third parties under any agreements with CAM. The protections agreed to under this section shall include, without limitation, all costs of litigation, including court costs, arbitration and mediation costs and attorneys’ fees.

ARTICLE XI

Notices

11.01 All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above or (iv) delivered via telecopier or facsimile transmission to the facsimile number listed below, with an original counterpart of such communication sent concurrently as specified in subsection (ii) or (iii) above and with written confirmation of receipt of transmission provided. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above. Notices shall be sent to the following addresses:

To CAM:	c/o Comstock Partners 11465 Sunset Hills Road Suite 620 Reston, Virginia 20190 Attention: Beau Schweikert
To Comstock:	c/o Comstock Homebuilding Companies, Inc. 11465 Sunset Hills Road, Suite 500 Reston, Virginia 20190 Attention: Gregory Benson

Notwithstanding the foregoing, written requests with respect to requests for performance of and/or staffing of the Work contemplated hereunder, including without limitation in Sections 1.01 and 4.02, may be made by email to Gregory Benson.

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ARTICLE XII

Law and Jurisdiction

12.01 This Agreement shall be construed by the laws of the Commonwealth of Virginia. Jurisdiction shall be proper in the Circuit Court of Fairfax County, Virginia, and the parties consent to such jurisdiction and venue.

IN WITNESS WHEREOF, CAM and Comstock have executed this Agreement as of the Effective Date.

CAM:	COMSTOCK:

COMSTOCK ASSET MANAGEMENT, L.C., a Virginia limited liability company	COMSTOCK HOMES OF WASHINGTON, L.C., a Virginia limited liability company

By:	By:	COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation
Beau Schweikert, Senior VP & CFO

By:
Gregory Benson, President

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EXHIBIT D

Number and Location of Parking Spaces

Category/Type of Space	Number of Spaces
Reserved and Assigned to Tenant:	10

Reserved for Tenants Only, but Unassigned:	19

Unreserved and Unassigned:	15

Total Spaces:	44

Reserved Spaces:	To be assigned by Landlord

Landlord reserves the right to reconfigure the parking for the Property by establishing or relocating reserved parking spaces, subject to and in accordance with the Lease.

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